Exhibit 99.1

                     Technitrol Reports Q4 and FY04 Results

     PHILADELPHIA--(BUSINESS WIRE)--Jan. 24, 2005--Technitrol, Inc. (NYSE:TNL) reported consolidated revenues of $149.3 million for its fourth fiscal quarter ended December 31, 2004. Revenues increased 1.9% from the previous quarter ($146.5 million) and 10.8% from the fourth quarter of 2003 ($134.7 million). For fiscal 2004, revenues were $582.3 million, up 14.4% from fiscal 2003 ($509.2 million).
     According to U.S. Generally Accepted Accounting Principles (GAAP), the fourth quarter net loss was $12.5 million, or $0.31 per diluted share. Excluding previously announced after-tax severance and asset impairment expenses amounting to $18.4 million, or $0.46 per share, earnings per diluted share were $0.15, in line with Technitrol's most recent published outlook. (See the attached table, "Non-GAAP Measures" reconciling "Net earnings per diluted share, excluding severance and asset-impairment expense" to GAAP net earnings (loss) per diluted share.)
     By comparison, GAAP net earnings in the third quarter of 2004 were $4.4 million or $0.11 per diluted share, including after-tax severance and asset-impairment expenses of $2.2 million, or $0.06 per share. In the fourth quarter of 2003, the company reported a GAAP net loss of $3.1 million, or $0.08 per diluted share, including after-tax severance and asset-impairment expenses of $11.9 million, or $0.29 per diluted share. (See "Non-GAAP Measures" table).
     For fiscal 2004, diluted earnings per share, excluding severance and asset-impairment expenses, were $0.74, compared with $0.70 in fiscal 2003. (See "Non-GAAP Measures" table.)
     Earnings before interest, taxes, depreciation and amortization (EBITDA, defined as operating profit plus depreciation and amortization, a non-GAAP measure reconciled with GAAP net earnings in the attached "Non-GAAP Measures" table) were $13.3 million in the fourth quarter of 2004, compared with $14.2 million in the previous quarter and $15.7 million in the fourth quarter of 2003, excluding severance and asset-impairment expenses in all periods and a related pre-tax inventory write-off at AMI Doduco of approximately $0.4 million in the third quarter of 2004, incurred in connection with the shutdown of AMI Doduco's facility in France.
     Pre-tax fourth-quarter 2004 expenses totaling $21.1 million ($18.4 million after taxes) were made up of severance and asset-impairment charges of approximately $1.8 million to downsize a Pulse facility in China and relocate production lines to lower-cost China facilities; $0.4 million to eliminate certain positions at AMI Doduco; $0.4 million of an in-process research and development cost charge in connection with the acquisition of Full Rise Electronics Co., Ltd.; and $18.5 million in non-cash intangible asset impairment expenses resulting from updated cash flow projections relating to technology and customer relationships in Pulse's telecommunications and consumer product divisions. (These intangible assets originated with earlier acquisitions, and updated projections reflect, among other things, shifting product mixes and major customers.)
     Net cash at December 31, 2004 was $142.0 million (cash and equivalents of $156.0 million less debt of $14.0 million), an increase of 3.0% from $137.8 million at October 1, 2004. Technitrol's capital spending was $5.5 million in the fourth quarter and $11.0 million for fiscal 2004. Capital spending in fiscal 2003 was $7.8 million.

     Pulse

     Pulse designs and manufactures a wide variety of passive magnetics-based electronic components and modules. Fourth-quarter 2004 revenues of $83.8 million were 8.3% above the previous quarter and 5.3% higher than the fourth quarter of 2003. There were sequential-quarter revenue increases in Pulse's power, consumer and telecom divisions, while in the networking and military/aerospace divisions, revenues were flat or slightly below previous-quarter levels. Fourth-quarter 2004 revenues included a full quarter of revenues of Full Rise Electronics Co., Ltd., in which Technitrol acquired controlling interest in September of 2004.
     Pulse's GAAP operating loss in the fourth quarter was $15.1 million, compared with profit of $5.9 million in the previous quarter and $7.0 million in the fourth quarter of 2003. Excluding pre-tax severance and asset-impairment expenses, fourth-quarter operating profit was $5.7 million, compared with $6.3 million in the previous quarter and $10.0 million in the fourth quarter of 2003 (see "Non-GAAP Measures" table, which reconciles segment "Operating profit excluding severance and asset-impairment expense" to GAAP operating profit). Pulse's fourth-quarter operating profit was negatively affected by a one-time expense of approximately $1.0 million for scrapped inventory related to a customer's mandated change in manufacturing process, accelerated inventory reductions of approximately $4.5 million and related production inefficiencies, as well as weak demand in the consumer product division. This division also remains significantly challenged by the rise in the euro against the dollar, which has reduced product demand in Europe as the principal competition remains dollar-based Chinese sources.

     AMI Doduco

     AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Revenues in the fourth quarter of 2004 were $65.5 million, 5.2% below the 14-week third quarter and 18.7% higher than the comparable 13-week fourth quarter of 2003. The year-over-year revenue increase is attributable to stronger market demand and market share gains, particularly in North America, the rise in the dollar value of the euro, which affects the majority of AMI Doduco's business and, to a lesser extent, higher prices for precious metals, whose costs are generally passed on to customers. On average, the euro was 9.4% and 6.3% stronger relative to the dollar in the fourth quarter of 2004 than in the same period a year ago and the previous quarter, respectively.
     AMI Doduco's GAAP operating profit was $1.0 million, but excluding pre-tax severance expenses previously noted, it was $1.3 million, (see "Non-GAAP Measures" table). These expenses represent final severance costs related to the shutdown of AMI Doduco's France facility and the relocation of its production to Germany. AMI Doduco recently announced price increases of between 4.5% and 7.5% for certain electrical contacts and thermostatic bimetal products and parts sold in the Americas after January 31, 2005. Similar actions in Europe are under way.
     By comparison, AMI Doduco reported GAAP operating losses of $0.6 million in the previous quarter and $0.5 million in the fourth quarter of 2003, including pre-tax severance and asset-impairment expenses of $2.1 million and $0.6 million, respectively (see "Non-GAAP Measures" table).

     2005 Outlook

     Technitrol has not revised its fiscal 2005 revenue and earnings targets, which were announced on December 15, 2004. The company continues to expect between $630 million and $640 million in 2005 revenues, comprising $363 million to $368 million at Pulse and $267 million to $272 million at AMI Doduco. Before severance and asset-impairment expenses, diluted earnings are targeted in the range of $0.94 and $0.98 per share, up 27%-32% year-over-year on revenue growth of 8%-10%. Technitrol's practice is to provide sales and earnings guidance for full fiscal year periods only, not for fiscal quarters, unless only one fiscal quarter remains to be reported. The company expects to update its 2005 outlook as quarterly results, acquisitions, or other events material to sales and earnings are announced. Prior to public announcement of such updates by Technitrol, changes in forecasts from equity analysts are unofficial and should be considered with caution.
     At this point, Pulse's, first-quarter revenues are expected to be flat with the fourth quarter of 2004, reflecting normal seasonal factors, specifically a seasonally slower first half in Europe's consumer electronics markets and the effects of the normal new year holiday period in East Asia. Pulse's operating margin percentage, excluding severance and asset-impairment charges that are expected to be minimal, is expected to increase at least 150 basis points quarter-to-quarter, reflecting the absence of the scrapped inventory issue encountered in the final quarter of 2004 and a return to more normal production levels, offset, in part, by the slowdown in February due to the Chinese New Year holidays.
     AMI Doduco is expected to continue its progressive improvement in operating profit throughout the year. Initiatives to grow revenues and market share, implement lean practices across the business, continue expanding in China and continue resolving operating difficulties are all expected to contribute to significant operating margin expansion during 2005. At this point, AMI Doduco expects worldwide markets for electrical goods to remain fairly robust, at least through the first half of the year.

     Cautionary Note

     Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the Company's 10-Q report for the quarter ended October 1, 2004 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

     These risk factors include, but are not limited to, the following:

     -- Cyclical changes in the markets we serve, including the recent contraction, could result in a significant decrease in demand for our products and reduce our profitability.

     -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

     -- An inability to adequately respond to changes in technology may decrease our sales.

     -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

     -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

     -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

     -- An inability to identify additional acquisition opportunities may slow our future growth.

     -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

     -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

     -- Uncertainty in demand for our products may result in increased costs of production and an inability to service our customers.

     -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

     -- Competition may result in lower prices for our products and reduced sales.

     -- Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

     -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

     -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

     -- Shifting our operations between regions may entail considerable expense.

     -- Liquidity requirements could necessitate movements of existing cash balances, which may be subject to restrictions or cause unfavorable tax and earnings consequences.

     -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

     -- Public health epidemics such as severe acute respiratory syndrome may disrupt operations in affected regions and affect operating results.

     -- The unavailability of insurance against certain business risks may adversely affect our future operating results.

     -- Environmental liability and compliance obligations may affect our operations and results.

     Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

     Investors: Technitrol's quarterly conference call will take place Monday, January 24, 2005 at 5:00 p.m. Eastern Time. The dial-in number is 412-858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on January 24 and concluding at midnight, January 31, 2005. For telephone replay, dial 412-317-0088 and enter access code 363177#.


CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)


                            Quarter Ended            Year Ended
                       12/31/2004  12/26/2003  12/31/2004  12/26/2003
                       ----------- ----------- ----------- -----------

Net sales                $149,285    $134,737    $582,314    $509,247
Cost of goods sold        115,703      98,599     436,103     375,929
                       ----------- ----------- ----------- -----------
  Gross profit             33,582      36,138     146,211     133,318
Selling, general and
 administrative
 expenses                  26,555      25,981     109,802      99,216
Severance and asset-
 impairment expenses       21,111       3,655      27,851       9,051
                       ----------- ----------- ----------- -----------
  Operating profit
   (loss)                 (14,084)      6,502       8,558      25,051

Interest income
 (expense), net                66        (123)       (339)       (824)
Other income (expense),
 net                        1,233           1       2,009        (571)
Equity earnings in
 minority-owned
 investments                   --      (9,290)        787      (8,660)
                       ----------- ----------- ----------- -----------
  Net (loss) earnings
   before taxes           (12,785)     (2,910)     11,015      14,996
Income taxes (benefit)       (750)        168       3,432       3,008
Minority interest             514          --        (655)         --
                       ----------- ----------- ----------- -----------
  Net earnings (loss)     (12,549)     (3,078)      6,928      11,988

Basic (loss) earnings
 per share                  (0.31)      (0.08)       0.17        0.30

Diluted (loss) earnings
 per share                  (0.31)      (0.08)       0.17        0.30

Weighted average common
 and equivalent shares
 outstanding               40,225      40,170      40,411      40,171


BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
                            Quarter Ended            Year Ended
                       12/31/2004  12/26/2003  12/31/2004  12/26/2003
                       ----------- ----------- ----------- -----------
Net Sales
     Pulse                $83,787     $79,569    $320,154    $294,092
     AMI Doduco            65,498      55,168     262,160     215,155
                       ----------- ----------- ----------- -----------
      Total net sales     149,285     134,737     582,314     509,247
Operating profit (loss)
     Pulse                (15,057)      7,001       9,319      27,197
     AMI Doduco               973        (499)       (761)     (2,146)
                       ----------- ----------- ----------- -----------
      Total operating
       profit (loss)      (14,084)      6,502       8,558      25,051


FINANCIAL POSITION
(in thousands, except
 per-share amounts)    12/31/2004  12/26/2003
                       ----------- -----------
                       (unaudited)
                       -----------

Cash and equivalents     $155,952    $143,448
Trade receivables, net    109,652      96,353
Inventories                77,338      63,086
Other current assets       21,109      17,435
Fixed assets              102,546      88,049
Other assets              166,883     180,523
                       ----------- -----------
  Total assets            633,480     588,894
Current portion of
 long-term debt               130         127
Accounts payable           48,939      46,677
Accrued expenses           73,248      73,748
Short-term debt             6,717          --
Long-term debt              7,125       6,710
Other long-term
 liabilities               17,664      12,882
                       ----------- -----------
  Total liabilities       153,823     140,144
Minority Interest          14,730          --
Shareholders' equity      464,927     448,750
Net worth per share         11.50       11.14
Shares outstanding         40,440      40,279


NON-GAAP MEASURES (UNAUDITED)
 (in thousands except per-share amounts)

1.  EBITDA
                                                 Quarter Ended
                                          ----------------------------
                                          12/31/04  10/1/04  12/26/03
                                          --------- -------- ---------

Net earnings (loss)                       $(12,549)  $4,438   $(3,078)
Income taxes (benefit)                        (750)   1,297       168
Interest (income) expense, net                 (66)     100       123
Other expense (income)                      (1,233)    (200)       (1)
Depreciation and amortization                6,240    5,936     5,561
Equity method investment (earnings) losses      --     (395)    9,290
Minority Interest                              514      141        --
                                          --------- -------- ---------
EBITDA                                      (7,844)  11,317    12,063
Severance and asset-impairment expenses     21,111    2,399     3,655
AMI France inventory write-off                  --      449        --
                                          --------- -------- ---------
EBITDA excluding severance and asset-
 impairment expenses                       $13,267  $14,165   $15,718


2. Net earnings per diluted share excluding severance and asset-
impairment expense
                              Quarter Ended         Fiscal Year Ended
                       ---------------------------- ------------------
                       12/31/04  10/1/04  12/26/03  12/31/04 12/26/03
                       --------- -------- --------- ------------------

Net earnings (loss) per
 diluted share, GAAP     $(0.31)   $0.11    $(0.08)   $0.17     $0.30
After-tax severance and
 asset-impairment
 expense, per share        0.46     0.06      0.06     0.60      0.16
Impairment charge to
 adjust equity
 investment to market
 value                       --       --      0.23       --      0.24
Gain on sale of equity
 rights                      --       --        --    (0.03)       --
Net earnings per
 diluted share,
 excluding severance
 and asset-impairment
 expense                  $0.15    $0.17     $0.21    $0.74     $0.70


3. Segment operating profit (loss) excluding severance and
asset-impairment expense
                                                 Quarter Ended
                                          ----------------------------
                                          12/31/04  10/1/04  12/26/03
                                          --------- -------- ---------

Pulse operating profit (loss), GAAP       $(15,057)  $5,934    $7,001
Pre-tax severance and asset-impairment
 expense                                    20,744      325     3,021
                                          --------- -------- ---------
Pulse operating profit, excluding
 severance and asset-impairment expense     $5,687   $6,259   $10,022
                                          ========= ======== =========
AMI Doduco operating profit (loss), GAAP       973     (554)     (499)
Pre-tax severance and asset-impairment
 expense                                       366    2,074       634
Inventory write-offs associated with the
 shut down of AMI Doduco's facility in
 France                                         --      449        --
                                          --------- -------- ---------
AMI Doduco operating profit, excluding
 severance and asset-impairment expense     $1,339   $1,969      $135
                                          ========= ======== =========

     1. EBITDA (net income plus income taxes, excluding interest and other expense or income, depreciation and amortization, excluding equity method investment earnings and losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

     2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

     Copyright (C) 2005 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.


     CONTACT: Technitrol, Inc.
              David Stakun, 215-355-2900